Exhibit 99.1

NextGen Healthcare Announces Closing of $300 Million Credit Facility

IRVINE, Calif. — April 2, 2017 — Quality Systems, Inc. (NASDAQ: QSII), known to its clients as NextGen Healthcare, announced today that on March 29, 2018, it entered into a $300 million amended and restated revolving credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank National Association, as syndication agent, and certain other agents and lenders. This amended facility matures on March 29, 2023 and replaces NextGen Healthcare’s prior $250 million facility. In addition to the increase from $250 million to $300 million in potential revolving credit commitments and/or term loans, the facility includes a $100 million accordion feature, which could accommodate additional borrowing up to $400 million in the aggregate.

“We are pleased to enter into this expanded credit facility which provides us with increased financial flexibility for the next five years through additional borrowing capability at more favorable terms compared to our previous facility,” said Jamie Arnold, NextGen Healthcare chief financial officer.

About Quality Systems, Inc.

Quality Systems, Inc., known to its clients as NextGen Healthcare, provides a range of software, services, and analytics solutions to medical and dental group practices. The company’s portfolio delivers foundational capabilities to empower physician success, enrich the patient care experience, and enable the transition to value-based healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

Press Contact:

Quality Systems, Inc.

Jennifer Cohen, 949-255-2600 x74334

jecohen@nextgen.com

or

Investor Contacts:

Westwicke Partners

Bob East or Asher Dewhurst

443-213-0500

Certain statements in this news release are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may contain the words “believe,” “anticipate,” “continue,” “expect,” “plan,” “potential,” “predict,” “estimate,” “outlook,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, but are not limited to, market and financial conditions which may impact the performance of the Company as well as those risks set forth in the Company’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Source: Quality Systems, Inc.